Exhibit 99.3

AURA BIOSCIENCES, INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

(INDUCEMENT AWARD)

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Aura Biosciences, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.00001 per share (the “Stock”), of the Company. This Award is not issued under the Aura Biosciences, Inc. 2021 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”) and does not reduce the share reserve under the Plan. However, for purposes of interpreting the applicable provisions of this Award, the terms and conditions of the Plan (other than those applicable to the share reserve) shall govern and apply to this Award as if this Award had actually been issued under the Plan. This Award has been granted as an inducement pursuant to Nasdaq Listing Rule 5635(c)(4), and consequently is intended to be exempt from the Nasdaq rules regarding stockholder approval of equity compensation plans. This Agreement and the terms and conditions of this Award shall be interpreted in accordance with and consistent with such exemption.

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2. Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the schedule set forth in Attachment 1 so long as the Grantee continues to have a Service Relationship of the Company or a Subsidiary on such Vesting Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3. Termination of Service Relationship. If the Grantee’s Service Relationship with the Company or a Subsidiary terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4. Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5. Incorporation of Plan. As set forth above, this Award is not granted pursuant to the Plan. However, for purposes of interpreting the provisions of this Award, the terms and conditions of the Plan (other than those applicable to the share reserve, but including the powers of the Administrator set forth in Section 2(b) of the Plan) shall govern and apply to this Award as if this Award had actually been issued under the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Grantee, the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Grantee on account of such transfer.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8. No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s Service Relationship with the Company or a Subsidiary at any time.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

AURA BIOSCIENCES, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

Attachment 1

Vesting Schedule

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Aura Biosciences, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”) and/or the Restricted Stock Unit Award Agreement to which this vesting schedule is attached (the “Agreement”).

1.

Vesting. The Restricted Stock Units are subject to both a time-based vesting condition (the “Time-Based Vesting Condition”) and performance-based vesting condition (the “Performance-Based Vesting Condition”) described in subsections (a) and (b) below, both of which must be satisfied prior to the Expiration Date before the Restricted Stock Units will be deemed vested and may be settled in accordance with Section 4 of the Agreement. Each date as of which both the Time-Based Vesting Condition and Performance-Based Vesting Condition described in subsections (a) and (b) above have been satisfied with respect to any Restricted Stock Units shall be referred to as a “Vesting Date.” No Vesting Date shall occur after the Expiration Date.

a.

Time-Based Vesting Condition. The Time-Based Vesting Condition will be satisfied in four equal annual installments commencing upon the first anniversary of the Vesting Commencement Date (as defined below), subject to the Grantee having a continuous Service Relationship through each such date. For purposes hereof, the “Vesting Commencement Date” shall be [___].

b.	Performance-Based Vesting Condition. [___].

c.

Expiration Date. The “Expiration Date” shall be the earlier of (i) the sixth (6th) anniversary of the Grant Date and (ii) the date Grantee no longer has a Service Relationship. Any Restricted Stock Units that have not vested on or prior to the Expiration Date shall be immediately forfeited without consideration.

2.

Sale Event. Upon a Sale Event that is consummated prior to satisfaction of the Performance-Based Vesting Condition and the Expiration Date, the Performance-Based Vesting Condition will be deemed satisfied if the Sale Price is equal to or in excess of the Measurement Price (and, for the avoidance of doubt, if the Performance-Based Vesting Condition is satisfied as of or prior to such Sale Event, the Restricted Stock Units shall be treated as time-based awards for purposes of Section 7(a) of the Company’s Executive Severance Plan, as amended). In the event the Performance-Based Vesting Condition is not satisfied on or prior to the consummation of the Sale Event, then except as the Administrator may otherwise determine, the Restricted Stock Units shall be forfeited.

3.

Adjustments. Without limiting the generality of Section 3(b) of the Plan, the Measurement Price set forth in Section 1(b) above will be subject to proportionate adjustment in the event of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, as determined by the Administrator.